Exhibit 99.1

Quanterix Corporation Releases Operating Results for Third Quarter 2019

Strong revenue growth and successful early launch of new HD-X Analyzer

Billerica, Mass. — November 6, 2019 —Quanterix Corporation (NASDAQ: QTRX), a company digitizing biomarker analysis to advance the science of precision health, today announced financial results for the three and nine months ended September 30, 2019.

“We are pleased with our execution and yet another record quarter with strong revenue growth, successful early launch of our new HD-X Analyzer and material progress accelerating global adoption of our ultra-sensitive Simoa technology,” said Kevin Hrusovsky, Chief Executive Officer, President and Chairman, Quanterix. “We are excited to have accelerated the HD-X Analyzer shipments a quarter early and also to have strengthened our balance sheet with a successful follow-on offering.   We believe our growth trajectory and financial performance speak for themselves.  We remain confident in our impressive opportunity for value creation as we pioneer disruption in healthcare.  Our next major opportunity to advance our commercial momentum is by participating in the upcoming Powering Precision Health Summit in Barcelona, Spain on November 19, 2019 where over 40 top researchers are lined up to present on the disruptive potential of biomarker technology to transform drug development and enable a sea change advance in precision health.”

Third Quarter 2019 Financial Highlights

Key financial results for the third quarter of 2019 are shown below:

•                  Q3 revenue was $14.9M versus prior year Q3 of $10.6M, an increase of 41%; Excluding $1.3M in revenue recognized in Q3 2018 in connection with the termination of a license agreement, non-GAAP year-over-year revenue growth was 62%;

•                  Q3 product revenue was $10.7M versus prior year Q3 of $6.0M, an increase of 80%;

•                  Q3 service and other revenue was $4.2M versus prior year Q3 of $3.0M, an increase of 39%; and

•                  Q3 GAAP gross margin was 47.1% versus prior year Q3 of 52.8%; Q3 non-GAAP gross margin was 51.8% versus prior year Q3 of 46.2%, an increase of 560 bps.

YTD 2019 Financial Highlights

Key financial results for 2019 YTD are shown below:

•                  YTD revenue was $40.8M versus prior year YTD of $26.8M, an increase of 53%. On a non-GAAP basis, year-over-year revenue growth was 61%;

•                  YTD product revenue was $29.1M versus prior year YTD of $15.9M, an increase of 83%;

•                  YTD service and other revenue was $11.8M versus prior year YTD of $8.7M, an increase of 35%; and

•                  YTD gross margin was 48.9% versus prior year YTD of 47.6%, YTD non-GAAP gross margin was 50.7% versus prior year YTD of 45.0%, an increase of 570 bps.

For additional information on the non-GAAP financial measures included in this press release, please see “Use Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Third Quarter 2019 Business Highlights

•                  We began shipments of the HD-X Analyzer ahead of our Q4 expectation, following a successful Early Access Program.   Trade-ins for the HD-1 instrument are outpacing expectations.

•                  Our Nf-L assay was highlighted in a record 50 publications at the 35th Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) in Stockholm, Sweden, continuing to demonstrate the growing momentum for clinical validity of this marker.  Serum based Nf-L measurements were reported in major trials such as Novartis’ Phase III ASCLEPIOS trial, Roche’s results for Phase III OPERA I, II and ORATORIO trials, and Biogen’s data generated in collaboration with Siemens Healthineers using Quanterix/UmanDiagnostics Nf-L antibodies to adapt the Simoa assay onto a routine analyzer platform.  We also hosted an extremely well-attended networking reception convening many leading opinion leaders in the field.

•                  We successfully raised $69M in gross proceeds through our follow-on offering, further strengthening our balance sheet with growth capital.  Nearly $120M before expenses have been added to our balance sheet this year.

•                  We continued to strengthen our leadership team with a number of key hires.  Dr. Tatiana Plavina joined us as vice president of Clinical BioMarker Strategy where she will focus on further advancing our industry by leading efforts on Nf-L and other biomarkers as clinically-meaningful tools for drug development and clinical care.  Tatiana joins Quanterix after a successful 18-year career at Biogen, where she has been a biomarker leader, advancing clinical trials, developing a companion diagnostic test for Tysabri, and furthering the clinical relevance of serum Nf-L assay for drug development as a measure of neuronal health.

•                  Earlier this week, we entered into a licensing and supply arrangement with Siemens Healthineers for access to Quanterix’ proprietary Nf-L antibodies. We are pleased to have the opportunity to work with as formidable a partner as Siemens Healthineers to accelerate the availability of an Nf-L test for patients around the world.

•                  Quanterix was invited to present its disruptive approach to using minimally invasive biomarkers at a number of high-profile venues, including the SVB Leerink Healthcare CEO Summit, the Laguna Biotech CEO Forum, and the Healthcare CEO Summit in partnership with the Cleveland Clinic.  We were also featured on “Nasdaq Spotlight” where we discussed our biomarker potential to enable precision health and participated in an interview with the author of the new book, “The First Cell: And the Human Cost of Pursuing Cancer to the Last,” where we highlighted the potential of our newly released Simoa SP-X oncology technology in the battle against cancer. https://www.quanterix.com/blog/2019-10/paradigm-shift-here-oncology

•                  Quanterix will be an exclusive Platinum Sponsor of the 2019 Powering Precision Health (PPH) Summit scheduled for November 19 in Barcelona, Spain, which continues to receive solid interest from opinion leaders and researchers from around the world. More than 40 speakers will be presenting their research across two full concurrent tracks in neurology and oncology.

Conference Call

In conjunction with this announcement, Quanterix Corporation will host a conference call on November 6 at 4:30 p.m. EST.  Individuals interested in listening to the conference call may do so by dialing (833) 686-9351 for domestic callers, or (612) 979-9890 for international callers. Please reference the following conference ID: 5798993. A live webcast will also be available at: https://edge.media-server.com/mmc/p/o8ijdbou and through the Investors section of the Company’s website,

http://www.quanterix.com. The webcast will be available on the Company’s website for one year following completion of the call.

Financial Highlights (in thousands)

Quanterix Income Statement

in ‘000 USD	Q3 2019	Q3 2018	YTD 2019	YTD 2018
Product Revenue	10,737	5,962	29,059	15,907
Service Revenue	4,207	3,017	11,757	8,699
Collaboration Revenue	0	1,612	0	2,149
Total Revenue	14,944	10,591	40,816	26,755

Cost of Product Revenue	5,513	3,277	14,217	8,995
Cost of Services Revenue	2,398	1,719	6,630	5,021
Gross Profit	7,033	5,595	19,969	12,739
Gross Margin %	47.1%	52.8%	48.9%	47.6%

Research and Development	3,924	4,411	11,792	11,760
Selling, General and Administrative	13,352	8,846	38,293	23,117
Total Operating Expenses	17,276	13,257	50,085	34,876

Loss From Operations	-10,243	-7,662	-30,116	-22,137
Interest income (expense), net	282	30	346	21
Other income (expense), net	-34	-25	-149	-86
Tax	-125	0	-81	0
Net loss	-9,870	-7,657	-29,838	-22,202

Quanterix Balance-Sheet

in ‘000 USD	At 9/30/19	At 12/31/2018
Cash and Cash Equivalents	113,327	44,429
Accounts Receivable	11,914	6,792
Inventory	11,161	5,945
Prepaid Expenses and Other	2,297	2,330
Total Current Assets	138,699	59,496
Restricted Cash	1,026	1,000
Property and Equipment, Net	12,064	2,923
Intangible Assets, Net	14,221	2,348
Goodwill	8,961	1,308
Other Non-Current Assets	574	536
Total Assets	175,545	67,611

Accounts Payable & Accrued Expenses	13,035	12,688
Deferred Revenue	4,909	5,437
Current Portion of Long Term Debt	75	0
Other Current Liabilities	204	0
Total current liabilities	18,223	18,125
Deferred Revenue, Net of Current Portion	357	520
Long Term Debt, Net of Current Portion	7,565	7,623
Other Non-Current Liabilities	13,165	278
Total Liabilities	39,310	26,546

Total Stockholders’ Equity	136,235	41,065
Total Liabilities and Stockholders’ Equity	175,545	67,611

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented on a GAAP basis, the Company has provided certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP gross profit and non-GAAP gross margin. Our non-GAAP adjustments exclude (i) the impact of $1.3M in revenue recognized in Q3 2018 in connection with the termination of our license agreement with bioMerieux SA; and (ii) acquisition-related purchase accounting adjustments in connection with our acquisitions of Aushon Biosystems in Q1 2018 and Uman Diagnostics in Q3 2019. Management uses these non-GAAP measures to evaluate the Company’s operating performance in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business.  Management believes that such measures are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for, the financial information presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures set forth below.

Reconciliation of non-GAAP Financials

(in thousands)

(unaudited)

	2019	2018	2019	2018
	Three months ended September 30,		Nine months ended September 30,

Total revenue	$14,944	$10,591	$40,816	$26,755
Revenue from termination of license agreement (Note 1)	—	(1,342)	—	(1,342)
Non-GAAP total revenue	$14,944	$9,249	$40,816	$25,413

Gross profit	$7,033	$5,595	$19,969	$12,739
Revenue from termination of license agreement (Note 1)	—	(1,342)	—	(1,342)
Acquisition-related purchase accounting charges (Note 2)	711	16	711	43
Non-GAAP gross profit	$7,744	$4,270	$20,680	$11,441
GAAP gross margin %	47.1%	52.8%	48.9%	47.6%
Non-GAAP gross margin %	51.8%	46.2%	50.7%	45.0%

Note 1: During the three-month period ended September 30, 2018, we recognized $1.3 million in collaboration and license revenue in connection with the termination of our license agreement with bioMerieux SA.

Note 2: During each of the three and the nine months ended September 30, 2019, we incurred $328 thousand of acquisition-related amortization of inventory valuation and $383 thousand of acquisition-related amortization of intangible assets adjustments in connection with our acquisition of UmanDiagnostics.  During the three and nine months ended September 30, 2018, we incurred $16 thousand and $43 thousand, respectively, of acquisition-related amortization of inventory valuation adjustments in connection with our acquisition of Aushon Biosystems.

About Quanterix
Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Billerica, Massachusetts. For additional information, please visit https://www.quanterix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Quanterix, Inc.

Amol Chaubal, CFO, 617-301-9495

achaubal@quanterix.com

PAN Communications

Molly Golden, 617-502-4300

quanterix@pancomm.com